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                                  EXHIBIT 10.1

                  EMPLOYMENT AGREEMENT WITH FINBARR J. O'NEILL

This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 31st day of December, 2004, by and between THE REYNOLDS AND REYNOLDS COMPANY (the "Company"), an Ohio corporation, and FINBARR J. O'NEILL ("Executive").

EMPLOYMENT

By this Agreement, the Company and Executive set forth the terms of the Company's employment of Executive on and after the Effective Date (as defined herein) of this Agreement. Any prior agreements or understandings with respect to Executive's employment by the Company are cancelled as of the date hereof.

TERM

The term of this Agreement initially shall be the period commencing on January 17, 2005 (the "Effective Date") and terminating on January 31, 2008 (the "Initial Term"). At the end of the Initial Term and on each subsequent anniversary of such date, the term of this Agreement shall renew automatically for a period of one (1) year. Notwithstanding the foregoing, the term of this Agreement is subject to termination as provided in Section 8.

DUTIES

Executive will serve as Chief Executive Officer and President of the Company ("Position") and will be appointed a member of the Company's Board of Directors. Executive will report only to the Company's Board of Directors.

Executive shall furnish such managerial, executive, financial, technical, and other skills, advice, and assistance in operating the Company and its Affiliates as the Company may reasonably request. For purposes of this Agreement, "Affiliate" means each corporation which is a member of a controlled group of corporations (within the meaning of section 1563(a) of the Internal Revenue Code of 1986, as amended) which includes the Company.

Executive shall also perform such other duties that are consistent with the position of Chief Executive Officer and President as are reasonably assigned to Executive by the Company's Board of Directors.

Executive shall devote Executive's entire time, attention, and energies to the business of the Company and its Affiliates. The words "entire time, attention, and energies" are intended to mean that Executive shall devote Executive's full effort during reasonable working hours to the business of the Company and its Affiliates and shall devote at least 40 hours per week to the business of the Company and its Affiliates. Executive shall travel to such places as are necessary in the performance of Executive's duties.

Executive shall have the authority and control to make and execute the decisions he deems necessary to fulfill his responsibilities under this Agreement, including, without limitation, the authority to determine the need for, select and manage personnel and all such other authority and control commensurate with the positions of chief executive officer and president of a corporation similar in size and scope subject to the Company's Board of Directors fulfilling its duties and responsibilities.

COMPENSATION

As full compensation for Executive's services hereunder, the Company agrees to pay Executive as follows:

BASE SALARY

Executive shall receive a base salary of at least $750,000 per year, payable in 26 bi-weekly installments, subject to proration for any partial year. Such Base Salary, and all other compensation payable under this Agreement, shall be subject to withholding as required by applicable law. The Compensation Committee of the Board of Directors shall review Executive's performance at least annually and consider such increase of Base Salary as the Compensation

Committee shall determine to be appropriate.

ANNUAL INCENTIVE COMPENSATION

Executive will be eligible for an annual bonus based upon achievement of certain corporate and personal performance objectives established by the Company's Board of Directors. The bonus target for Executive shall be 70 percent (70%) of his Base Salary, with the maximum annual bonus being 140 percent (140%) of his Base Salary; provided, however, that the

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Compensation Committee of the Board of Directors has the right to modify the corporate and personal performance objectives on an annual basis.

INCENTIVE COMPENSATION FOR THE FIRST YEAR

For the period from January 17, 2005 to September 30, 2005 only, Executive will be guaranteed a bonus of at least $393,750, subject to increase based upon achievement of corporate and personal objectives established by the Board of Directors pursuant to Section 4(b). The corporate objectives for fiscal year 2005 are EBIT-ROC = 29% and Revenue Growth = 2%. The guaranteed bonus will be paid on October 1, 2005, and any increased bonus amount based upon the achievement of corporate objectives will be paid by November 30, 2005.

SIGNING BONUS

On the Effective Date, Executive will be paid a signing bonus of $200,000. Executive shall be obligated to repay the full amount of such bonus if Executive voluntarily terminates his employment within one (1) year of the Effective Date, unless Executive terminates his employment as a result of Changed Circumstances or within one (1) year following a Change in Control, as those terms are defined in Section 8.

EXPENSES

Company shall, upon submission and approval of written statements and bills in accordance with the then regular policies and procedures of Company, reimburse Executive for any and all reasonable necessary, customary and usual expenses incurred by him while traveling for or on behalf of Company, and any and all other necessary, customary or usual expenses (including entertainment) incurred by Executive for or on behalf of Company in the normal course of business.

PERQUISITES

Executive will also be entitled to the following additional benefits:

Company Car Allowance

The Company will provide Executive with $14,000 per year for the purchase or lease of a vehicle.

Annual Physical Exam

The Company will reimburse Executive for the cost of any annual physical examination up to an amount of $1,500 per year.

Legal and Financial Planning

The Company will reimburse Executive for any costs and expenses incurred in relation to personal legal advice for estate planning and tax planning purposes or financial planning advice, in the aggregate for all planning up to an amount of $6,000 per year.

Health Club Fees

The Company will reimburse Executive for the cost of any health club membership obtained by Executive up to an amount of $1,500 per year.

INITIAL STOCK OPTION GRANT

As of the Effective Date of this Agreement, Executive shall be granted options to purchase 300,000 common shares of the Company. The exercise price for these shares will be the fair market value of the shares on the date of grant. The option will have a seven-year life, and the options will vest and become exercisable on each of the first three anniversaries of the grant date at a rate of 33.3 % (100,000 shares) per year. Notwithstanding the foregoing, the options to purchase the 300,000 common shares granted to the Executive by the Company will become one-hundred percent (100%) vested upon Executive's termination of employment Without Cause in accordance with Section 8(a) during the Initial Term. Notwithstanding the foregoing, all options granted to Executive by Company will become one-hundred percent (100% ) vested upon a Change in Control as defined in Section 8(e), or Executive's termination of employment due to Disability in accordance with Section 8(c), due to Changed Circumstances in accordance with Section 8(d) or due to death. Notwithstanding the foregoing, with respect to subsequent option grants, upon Executive's termination of employment Without Cause in accordance with Section 8(a) or due to Expiration of a Term in accordance with Section 8(f), all options granted to Executive by the Company will continue to vest during the period commencing on the date of termination of Executive's employment and ending on the first anniversary of such date and will continue to be exercisable until 90 days after such first anniversary date.

RESTRICTED STOCK AWARD

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As of the effective date of this Agreement, Executive will receive a restricted stock award of 70,000 shares, of which (i) 35,000 shares shall vest on the third anniversary of the grant, and (ii) 35,000 shares will vest on achievement of performance-based benchmarks. For any of the performance-based restricted shares to vest, the Company's revenue growth over a three year period must exceed the 25th percentile of the initial Standard & Poor's Mid-cap 400. Restrictions will lapse on a linear basis so that upon achieving revenue growth matching the 50th percentile of the Standard & Poor's Mid-cap 400, all restrictions will lapse. If growth exceeds the 50th percentile, additional restricted shares will be awarded and restrictions will lapse on a linear basis so that upon achieving revenue growth equal or greater than the 75th percentile, two times the original number of performance-based shares will be earned. In the event of Executive's termination of employment Without Cause in accordance with Section 8(a) during the Initial Term, the time-based restricted stock award of 35,000 shares set forth above will become fully vested at the date of termination of Executive's employment and the performance-based restricted stock award of 35,000 shares will vest as set forth in accordance with the provisions in the last sentence below. With respect to subsequent restricted stock awards, in the event of Executive's termination of employment Without Cause in accordance with Section 8(a) or due to Expiration of a Term in accordance with Section 8(f), the vesting of such restricted stock awards shall continue for an additional one (1) year commencing on the date of termination of Executive's employment and ending on the first anniversary of such date (the "First Anniversary"), and the measurement period for any performance-based stock awards will end on the First Anniversary and restricted stock subject to such awards will become vested based upon the formula set forth above but comparing the Company's revenue growth using the Company's quarterly results most recently available prior to the First Anniversary compared to the revenue growth of the Standard & Poor's Mid-cap 400 for the same quarterly period. In the event of a Change in Control as defined in
Section 8(e), or Executive's termination of employment due to Disability in accordance with Section 8(c), due to Changed Circumstances in accordance with
Section 8(d) or due to death, then: (i) time-based restricted stock awards will become fully vested at such time; and (ii) the measurement period for any performance-based stock awards will end at the date of termination of Executive's active employment, and the restricted stock subject to such awards will become vested based upon the formula set forth above but comparing the Company's revenue growth using the Company's quarterly results most recently available prior to such employment termination date compared to the revenue growth of the Standard & Poor's Mid-cap 400 for the same quarterly period.

OTHER STOCK AWARDS

Each December 1, Executive will be eligible for consideration for an annual restricted stock award consisting of both time-based and performance-based shares, which shall vest over a three-year period.

VACATION

Executive shall be entitled to five (5) weeks of paid vacation per year.

BENEFITS

Executive will be entitled to participate in all of the various employee benefit plans and programs of the Company, including its Flexible/Medical/Vision/Dental Plan, 401(k) Savings Plan, and life insurance and disability insurance plans. Executive agrees to purchase the maximum amount of disability insurance coverage available under the Company's plan. Executive and his spouse will be eligible to receive retiree medical benefits after five (5) years of service pursuant to the Company's plan.

During the term of Executive's employment with the Company, the Company agrees to provide Executive with additional disability insurance coverage beyond the maximum amounts purchased by Executive under the Company's plan, which will provide Executive with up to ninety percent (90%) of his Base Salary in the event that Executive becomes temporarily disabled and is unable to perform his duties under this Agreement.

Notwithstanding anything contained herein to the contrary, the Base Salary, as defined in Section 6(a)(i) below, shall be reduced by any benefits paid to Executive by the Company under any disability plans made available to Executive by the Company.

In addition to the basic life insurance provided to the Company's other employees, the Company will provide Executive with life insurance in the amount of $2,000,000 as long as Executive remains employed by the Company.

Within 30 days of the Effective Date, the Company will amend its Retiree Medical Plan to provide only for Executive that Executive and his spouse will become eligible to participate in such plan after he has achieved five (5) years of active employment. In addition, the Company agrees that it will pay the Executive's and the Executive's spouse's cost to obtain COBRA coverage for 18 months following termination of Executive's employment for any reason except termination for Cause in accordance with Section 8(b).

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During the term of the Agreement and for the later of ten (10) years following the end of the term of the Agreement or the conclusion of any litigation, including all possible appeals, for which such indemnifications may apply and such errors and omissions insurance may provide coverage, Company will provide Executive with indemnifications and coverage under an errors and omissions insurance policy provided to other directors and officers of the Company or any successor.

RETIREMENT

The following definitions will be applicable to Section 6 of this Agreement:

"Base Salary" shall mean the then-current annual base salary (exclusive of Bonuses) paid to Executive.

"Bonuses" shall mean bonus payments earned by Executive under any incentive compensation plans or future incentive compensation plans of the Company for its executive officers.

"Final Average Annual Compensation" shall mean the average of Executive's Base Salary and Bonuses (excluding any compensation attributable to stock options of any type granted by the Company and any compensation determined by the Board of Directors to be a long-term incentive arrangement) for the three (3) consecutive calendar years out of the prior five (5) calendar years that yield the highest sum. For purposes of this calculation, the fifth prior calendar year shall be the full or partial year in which Executive's active employment with the Company terminates, and Base Salary and Bonuses for such year shall be annualized. Notwithstanding the foregoing, for purposes of this calculation, if Executive has been employed for less than five calendar years, "Final Average Annual Compensation" shall be determined as set forth above for the greater of (i) three consecutive calendar years or (ii) the period of time for which Executive has been actively employed.

Executive will be entitled to participate in all qualified and nonqualified retirement plans which are available to other senior officers of the Company and according to the terms of those plans. In addition, Executive will be entitled to participate in a supplemental executive retirement plan (the "SERP") put in place for Executive. Under this plan, Executive shall be entitled to receive an annual retirement benefit equal to the difference between (i) four percent (4%) of his Final Average Annual Compensation multiplied by his years of service to the Company, and (ii) the annual benefits payable to him under the Reynolds & Reynolds Retirement Plan (the "Qualified Plan") and the Reynolds & Reynolds "Supplemental Plan" which restores benefits lost under the Qualified Plan due to Internal Revenue Code section 415 and 401(a)(17) limits. For this calculation, it shall be assumed that the benefits under the SERP, Qualified Plan and Supplemental Plan begin when his employment terminates and are payable in the form of a single life annuity. Such SERP benefit generally shall be payable in the form of a single life annuity for Executive's life; provided, however, that if Executive is married at the time he commences to receive benefits under this plan, his benefit will be paid in the form of a 100% joint and survivor annuity for the lives of Executive and his spouse at the time his benefits commence (if she survives him) that is actuarially equivalent to the single life annuity. Executive acknowledges that the annual payment under a 100% joint and survivor annuity will be actuarially reduced compared to the annual payment that he would otherwise have received if payment were in the form of a single life annuity. Executive will commence to receive his SERP payments beginning whenever his employment terminates, provided that, if such termination is prior to age sixty-two (62), the amount of the benefits will be discounted by 4.8% per year multiplied by the number of years difference between age sixty-two (62) and Executive's age at the time of termination. To the extent permissible under
Section 409A of the Internal Revenue Code and regulations thereunder, Executive may elect to defer commencement of the receipt of SERP payments. If the commencement of SERP payments is so deferred, the payments shall be increased to be the actuarial equivalent of the payments he would have received commencing as of his employment termination date. For purposes of this Section, a "year of service" shall mean each twelve (12) month period or part thereof measured from the Effective Date of this Agreement in which Executive works at least one thousand (1,000) hours, and actuarial equivalence for a given purpose shall be determined using the most recent actuarial assumptions that would be used for such purpose under the Qualified Plan, provided, however, that any increase to reflect the deferred commencement of benefits shall use the 4.8% per year factor for each applicable year prior to age 62 instead of the Qualified Plan actuarial assumptions.

NON-COMPETITION AND CONFIDENTIALITY

NON-COMPETITION

In order to protect the Company, it is understood that a covenant not to compete is a necessary and appropriate adjunct to this Agreement. During Executive's employment and for a period of two (2) years from and after the date on which Executive's employment with the Company terminates for any reason and after he shall have ceased receiving Retirement Benefits (provided that such Retirement Benefits have begun to be paid during such two (2) year period), severance benefits or disability benefits, whichever shall be the last to occur, but in no event longer than five (5) years from and after

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termination of employment, Executive shall not compete with the Company.
Executive shall be deemed to be competing with the Company if Executive: (1) calls on, solicits, takes away, accepts or attempts to do business in the "Restricted Business" (as defined below) with any person or entity that is presently a client or customer of the Company (or any of its related or affiliated entities) or about which Executive learned or had access to "Company Confidential Information" (as defined below) while a Company employee, except for the benefit of the Company; and/or (2) enters into or attempts to enter into any business engaged in the Restricted Business anywhere the Company does business (whether acting (alone or in association) as an agent, representative, consultant, officer, director, independent contractor, employee, owner, partner, limited partner, joint venturer, investor, creditor, stockholder or member); and/or (3) hires or attempts to hire for Executive's or person's behalf, any employee who is at the time of the hire or attempted hire an employee of the Company or any of its related or affiliated entities.

For the purposes of this Agreement, the "Restricted Business" means: the provision of (1) information technology (including customer relationship management and web services) solutions or related services (including consulting, training, networking/communication and support services) to the Auto Industry, or (2) forms or other consumables to the Auto Industry. "Auto Industry" is intended to mean entities that are engaged in the manufacture, distribution, sale (retail or wholesale), short-term rental, extended-term lease or general or special service or repair of new or used automobiles, pickups, trucks, vans, motorcycles, recreational vehicles or other vehicles (including fleets) or the installation, repair, sale or distribution of parts or accessories for new or used automobiles, pickups, trucks, vans, motorcycles, recreational vehicles or other vehicles, or boats.

Executive specifically acknowledges and agrees that the geographic restriction on Executive's ability to compete with the Company, as set forth in this Agreement, is reasonable and necessary to protect the Company' business interests in the relevant market. Executive understands that the Company Confidential Information (as defined below) may be used to the Company's disadvantage should Executive work for or otherwise become associated with a competitor of the Company anywhere that the Company does business, regardless of the competitor's specific geographic location. Notwithstanding the foregoing, the following shall not constitute competing with the Company or any of its related or affiliated companies or a violation of any provision of this
Agreement: (a) ownership of voting securities or other equity interests representing less than one percent (1%) of the voting power of an entity the securities of which are traded on a national or foreign securities exchange or in the over-the-counter market; or (b) following Executive's employment with the Company, employment in any capacity by an original equipment manufacturer, distributor, dealer group or supplier to an original equipment manufacturer engaged in the Auto Industry (individually, an "Auto Entity"), provided that Executive's employment is not with a supplier or distributor primarily engaged in the Restricted Business or with any Auto Entity's division, subsidiary (or affiliate of such subsidiary) or affiliate that engages directly in the Restricted Business.

CONFIDENTIALITY

"Company Confidential Information" includes, among other things:

any information relating to the Company's financial position, business operations, plans or strategies, research and development and personnel;

the names of the Company's actual or prospective customers and the nature of the Company's relationships (including types, prices and amounts of products acquired or anticipated to be acquired from the Company) with such customers, including specific individuals employed by customers, compiled in a format such as an account record card, customer buying patterns, group run concepts and combination ordering patterns of the Company's customers, information related to, for instance, special needs, sizes, ink, thickness, paper type for particular applications of the Company's customers, information related to value added services provided by the Company to its customers, information related to targeted and/or anticipated product or service needs of the Company's customers and the policies and/or business practices of the Company's customers;

sales, marketing, operational and product development plans and forecasts, including identification of the Company's most profitable customer accounts and service/product lines, information related to vendors used by the Company to service the Company's customers, creativity concepts on multiple location accounts developed or implemented by the Company and the Company's production costs;

non-public price lists and sales volume and other information, including the prices at which the Company sells products or services to particular customers or customer groups;

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the Company's various computer systems and information technology, as such systems and technology may exist from time to time, including without limitation, computer and related equipment, computer programs (whether identified as software, firmware or other and on whatever media), databases, documentation, manuals, hardware and software support systems and methods, techniques or algorithms of organizing or applying the same;

developments, improvements, inventions and processes that are or may be produced in the course of the Company's operations;

confidential and private matters of the Company's customers and potential customers submitted to the Company for handling and processing;

any information licensed to the Company on a confidential basis from third parties for the Company's own internal use and/or for sublicense to end users; and

any other information, not generally known, concerning the Company or its operations, products, personnel, customers or business, acquired, disclosed or made known to Executive while in the employ of the Company which, if used or disclosed other than in the performance of Executive's job duties for the Company, could with reasonable possibility adversely affect the business of the Company or give to a competitor a competitive advantage.

Executive will not, during Executive's employment with the Company or following termination of employment for any reason, use for Executive's own benefit or, without the prior written consent of the Company, disclose to any person (other than in the ordinary conduct of the Company's business) any Company Confidential Information. Executive acknowledges and agrees that Executive's obligations not to disclose any Company Confidential Information, as that term is defined herein or otherwise under the law, is in addition to any obligation Executive has pursuant to (i) any other agreement Executive has entered into or may in the future enter into with the Company; and (ii) any applicable law. The restrictions set forth in this Section 7(b) shall not be applicable (i) with respect to any information that is either known to or could readily be determined by third parties, or (ii) with respect to any disclosure Executive is required to provide in connection with litigation, government investigations or any other legal process, provided, that Executive provides the Company with prompt notice of its disclosure obligations so that the Company may seek an appropriate protective order or other appropriate remedy.

OWNERSHIP OF INVENTIONS

Executive will fully and completely disclose to the Company during Executive's employment with the Company any inventions, ideas, works of authorship and other trade secrets or confidential and proprietary information made, developed and/or conceived by Executive alone or jointly with others arising out of or relating to Executive's employment by the Company.

Executive agrees that any inventions, ideas or original works of authorship, in whole or in part conceived or made by Executive, which are made through the use of any Company Confidential Information or any Company equipment, facilities, supplies or time, which relate to the Company's business or the Company's actual or demonstrably anticipated research and development, or which resulted or result from any work performed by Executive for the Company, shall belong exclusively to the Company and shall be deemed the Company's Confidential Information whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Executive agrees that any such original works of authorship shall be deemed to be "works made for hire" and that the Company shall be deemed the author thereof under the U.S. Copyright Act. In any event, Executive hereby irrevocably assigns and transfers to the Company all rights, title and interest in such works, including, but not limited to, copyrights.

Executive hereby assigns to the Company, its successors or assigns, any and all inventions, patents and rights in patents, and applications for patents both in the United States and in any foreign country, in connection with any of Executive's inventions, improvements or developments, whether existing now or created in the future, and to do any and all acts, and to execute any and all instruments, which the Company may request to secure to itself, its successors or assigns, all rights relating to such inventions or improvements or developments or patents or applications in the United States or in any foreign country, including the right to file in the Company's name.

RETURN OF MATERIALS

Within three (3) business days following the termination of employment, in any manner or for any reason, Executive will promptly return to the Company all Company equipment and other property in Executive's possession, custody or control including, but not limited to, documents and any copies of documents pertaining to Company Confidential Information.

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BREACH

In the event of a material breach by Executive of his obligations under Section 7 of this Agreement, all of the Company's obligations to provide additional compensation or benefits set forth in Section 8 under this Agreement shall cease.

TERMINATION

TERMINATION OR DISCHARGE WITHOUT CAUSE

The Company reserves the right to discharge Executive at any time and for any reason; but, subject to the express terms of the other subsections of this
Section 8 regarding discharge and termination of employment, upon such discharge, Executive shall be entitled to the following severance benefits, provided that Executive executes, delivers to the Company and does not rescind a waiver of claims on a form provided by the Company that releases the Company, its employees, officers, directors and related entities from any and all claims arising out of or related to Executive's employment or termination of employment:

A Bonus for the year in which termination occurs (the "Terminating Year") equal to the Bonus target for such year provided that the corporate and personal performance objectives are met (calculated and, if earned, payable within 30 days of the end of the Terminating Year) multiplied by a fraction, the numerator of which is the number of days Executive was employed during the Terminating Year and the denominator of which is 365.

An amount equal to: (i) two (2) times the scheduled Base Salary in the year in which termination occurs plus (ii) two (2) times the sum of the annual Bonus for the prior three (3) years divided by three (3).

Executive's benefits under the supplemental plan, calculated as though Executive had remained actively employed by the Company for an additional two (2) years.

Continuation of medical and dental benefits to the extent that Executive is entitled to receive such benefits under the Company's retiree medical plan and subject to the terms and conditions of such plan.

In the event of termination of employment under this Section 8(a), Executive shall be subject to and bound by all of the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

DISCHARGE FOR CAUSE

If Executive's employment with the Company is terminated by a Discharge For Cause, regardless of whether such Discharge For Cause occurs after the occurrence of any of the events set forth in Sections 8(d) or 8(e) below, he shall be entitled to receive only his Base Salary and any other payments or reimbursements due under this Agreement up to the date of his discharge and no further payments hereunder shall be required from the Company; provided, however, that Executive shall be entitled to receive his benefits, if any, under the pension plan and the supplemental plan in accordance with the terms of the respective plan documents.

In the event of termination of employment under this Section 8(b), Executive acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 7 above.

Should Executive disagree that his discharge was a Discharge For Cause, the question shall be submitted to arbitration in accordance with Section 13 below.

"Discharge For Cause" shall be construed to have occurred whenever occasioned by
(i) reason of actions by Executive which are felonious, involve moral turpitude or are other material misconduct by Executive which has diminished or has a reasonably foreseeable risk of diminishing either the Company's reputation or Executive's ability to act on the Company's behalf, or (ii) material breach of
Section 7 of this Agreement. The Company shall provide written notice to Executive detailing the grounds and facts in support thereof for the Company claim that cause exists under this provision, and Executive shall have thirty days from the date of that notice to remedy the cause to the reasonable satisfaction of the Company.

TERMINATION DUE TO DISABILITY

If, by reason of illness, disability, or other incapacity certified by two (2) physicians competent to do so in the opinion of the Company's Board of Directors, Executive is unable to perform the duties required of him under this Agreement for a

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period of six (6) consecutive months, the Company, following the giving of thirty (30) days written notice to Executive and the failure of Executive by reason of illness, disability, or other incapacity to resume his duties within such thirty (30) days and thereafter perform the same for a period of two (2) consecutive months, the Company may terminate Executive's employment by giving him written notice thereof. Executive shall cooperate with the Company and the physicians appointed by the Company and submit to reasonable medical examinations. If information is provided to any member of the Company's Board of Directors about Executive's medical condition in connection with the Board's assessment of Executive's capacity hereunder, it shall be accompanied by a reminder that such information should be treated as confidential.

Provided that Executive delivers to the Company and does not rescind a waiver of claims on a form provided by the Company that releases the Company, its employees, officers, directors and related entities from any and all claims arising out of or related to Executive's employment or termination of employment Executive shall be entitled to:

A Bonus for the year in which termination occurs (the "Terminating Year") equal to the Bonus target for such year provided that the corporate and personal performance objectives are met (calculated and, if earned, payable within 30 days of the end of the Terminating Year) multiplied by a fraction, the numerator of which is the number of days Executive was employed during the Terminating Year and the denominator of which is 365.

An annual disability benefit equal to ninety percent (90%) of his Base Salary. The disability benefit shall be provided through the then existing Company-sponsored disability plan with the Company making any additional contributions as may be necessary to pay Executive the required amount. The disability benefit, including any Company-required contribution, shall be paid so long as and on the same terms and conditions as the payments being made under the Company-sponsored disability plan.

Executive's benefits under the supplemental plan calculated as though Executive had remained employed by the Company for an additional two (2) years after his active employment ended due to his disability.

Full vesting under any stock option or time-based restricted stock awards provided to Executive and determination of vesting under any performance-based restricted stock awards pursuant to the provisions of applicable plans.

In the event of termination of employment under this Section 8(c), Executive acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

BENEFITS UPON TERMINATION FOLLOWING CHANGED CIRCUMSTANCES

If Executive voluntarily terminates his employment within eighteen (18) months after the occurrence of any of the following events:

Executive is required by the Company, prior to a Change in Control, to perform duties or services which differ significantly from those performed by him on the Effective Date hereof or which are not ordinarily and generally performed by a Chief Executive Officer of a corporation similar in size and scope to the Company or there is a diminution of Executive's authority or responsibility;

The nature of the duties or services which the Company, prior to a Change in Control, requires him to perform necessitates absence overnight from his place of residence on the Effective Date hereof, because of travel involving the business or affairs of the Company, for more than ninety (90) days during any period of twelve (12) consecutive months;

Executive no longer is a Director of the Company (except as a result of Executive's death, resignation or removal pursuant to O.R.C. Sec. 1701.58) or Executive is required to report to some person or entity other than the Board of Directors; or Default by the Company in the payment of any sum, the provision of any benefit, or the grant of any stock option or restricted stock award as required by this Agreement; or

Then, provided that Executive delivers to the Company and does not rescind a waiver of claims on a form provided by the Company that releases the Company, its employees, officers, directors and related entities from any and all claims arising out of or related to Executive's employment or termination of employment, Executive shall be entitled to:

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

An amount equal to: (i) two (2) times the scheduled Base Salary in the year in which termination occurs plus (ii) two (2) times the sum of the annual Bonus for the prior three (3) years divided by three (3);

Executive's benefits under the supplemental plan, calculated as though Executive had remained actively employed by the Company for an additional two (2) years.

Continuation of medical and dental benefits to the extent that Executive is entitled to receive such benefits under the Company's retiree medical plan and subject to the terms and conditions of such plan.

Full vesting under any stock option or time-based restricted stock awards provided to Executive and determination of vesting under any performance-based restricted stock awards pursuant to the provisions of applicable plans.

A Bonus for the year in which termination occurs (the "Terminating Year") equal to the Bonus target for such year provided that the corporate and personal performance objectives are met (calculated and, if earned, payable within 30 days of the end of the Terminating Year) multiplied by a fraction, the numerator of which is the number of days Executive was employed during the Terminating Year and the denominator of which is 365.

In the event of termination of employment under this Section 8(d), Executive shall be subject to and bound by all of the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

BENEFITS UPON A CHANGE IN CONTROL

The Company recognizes that the threat of a Change in Control would be of significant concern to Executive. The following provisions provide termination protection for Executive in the event of a Change in Control. These provisions, among other purposes, are intended to foster and encourage Executive's continued attention and dedication to his duties in the event of such potentially disturbing and disruptive circumstances. For purposes of this Section 8(e), a Good Reason means that following a Change in Control (A) Executive's Base Salary and Bonus is reduced below the amount of such Base Compensation in effect immediately preceding the Change in Control without Executive's written consent;
(B) Executive's fringe benefits (including bonuses, vacation, health and disability insurance, etc.) cease to be substantially equivalent to those in effect immediately preceding the Change in Control without Executive's written consent; (C) Executive is required by the Company or any successor to perform duties or services which differ significantly from those performed by him prior to the Change in Control, or which are not ordinarily and generally performed by a Chief Executive Officer of a corporation similar in size and scope to the Company or there is a diminution of his authority or responsibility; (D) the nature of the duties or services which the Company or any successor requires him to perform necessitates absence overnight from his place of residence prior to the Change in Control, because of travel involving the business affairs of the Company, for more than ninety (90) days during any period of twelve (12) consecutive months; or (E) Executive's principal place of employment is relocated in excess of fifty (50) miles from Dayton, Ohio.

"Change in Control" shall mean the occurrence of any of the following:

Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Richard H. Grant, Jr., his children or his grandchildren, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company then outstanding securities;

during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this Section) whose election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

the Company is merged or consolidated with another corporation or other entity or the Company is otherwise a party to a corporate reorganization and as a result of such merger, consolidation or other corporate reorganization less than fifty percent (50%) of the outstanding voting securities of the parent, surviving or resulting corporation or other entity are owned by the persons or entities who were shareholders of the Company immediately prior to the consummation of such merger, consolidation or other corporate reorganization;

the Company is liquidated or dissolved, or there occurs a sale or other disposition of all or substantially all of the Company's assets.

If, within the twenty-four (24) month period following a Change in Control, either the Company terminates Executive's employment for any reason other than a Discharge for Cause, or if Executive terminates his employment with the Company for Good Reason provided that Executive delivers to the Company and does not rescind a waiver of claims on a form provided by the Company that releases the Company, its employees, officers, directors and related entities from any and all claims arising out of or related to Executive's employment or termination of employment, Executive shall be entitled to receive from the Company the following benefits:

A lump sum severance payment (the "Severance Payment"), in cash, equal to 2.99 times the sum of (i) Executive's annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which such termination of employment is based or in effect immediately prior to the Change in Control, and
(ii) the sum of the annual Bonus (excluding any compensation attributable to stock options of any type granted by the Company and any compensation determined by the Board of Directors to be a long-term incentive arrangement) for each of the three (3) years prior to the date of termination divided by three (3), or if Executive has received an annual Bonus in fewer than the three (3) years prior to termination, the sum of the annual Bonus received for each year prior to the date of termination shall be divided by the number of years in which he received a bonus.

Executive shall be entitled, during the period expiring on the earlier of his securing other employment or twenty-four (24) months from the date of such termination of employment, to continued coverage under the Company-sponsored medical benefits program in existence on such date of termination or, if such continued coverage is barred, or otherwise at the option of the Company, the Company shall provide substantially equivalent medical benefit coverage through the purchase of insurance or otherwise.

A Bonus for the year in which termination occurs (the "Terminating Year") equal to the Bonus target for such year provided that the corporate and personal performance objectives are met (calculated and, if earned, payable within 30 days of the end of the Terminating Year) multiplied by a fraction, the numerator of which is the number of days Executive was employed during the Terminating Year and the denominator of which is 365.

Executive's benefits under the supplemental plan shall be calculated as though Executive had remained employed by the Company for the two (2) year period following such termination of employment.

Executive shall be reimbursed for up to twenty thousand dollars ($20,000) for outplacement fees if he chooses to seek other employment following his discharge by the Company.

The benefits provided in this Section 8(e) shall be in lieu of, and not in addition to, any benefits provided under Section 8(d) of this Agreement.

Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, including the Severance Payment, being hereinafter called "Total Payments") would be subject (in whole or part), to an excise tax pursuant to Sections 280G and 4999 of the Code (such tax hereinafter referred to as the "Excise Tax"), then the Severance Payment shall be reduced to the extent necessary so that no portion of the Total Payments is subject to Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) if (A) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such Total Payments), is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which Executive would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a

"parachute payment" within the meaning of Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in Section 280G(b)(3) of the Code allowable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the thirtieth day following the date of Executive's termination of employment, the Company shall provide Executive with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Executive to evaluate the Company's calculations. If Executive reasonably objects to the Company's calculations, he shall notify the Company of his objections and the basis thereof within thirty (30) days of receipt of the calculation from the Company and the Company, unless it reasonably determines and notifies Executive that Executive's objections are without a reasonable basis, shall pay to Executive such portion of the Severance Payment (up to one hundred percent (100%) thereof) as Executive determines is necessary to result in Executive's receiving the greater of clauses (A) and (B) of this Section.

In the event of termination of employment under this Section 8(e), Executive shall be subject to all of the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

In the event that, following the creation of Executive's right to receive the payments pursuant to Section 8(e)(ii), Executive incurs any costs or expenses, including attorneys' fees, in the enforcement of rights under this Section 8(e) or under any plan for the benefit of employees of the Company, including without limitation the stock option plan, pension plans, payroll-based stock ownership plan, tax deferred savings and protection plan, bonus arrangements, supplemental pension plan, deferred compensation agreements, incentive compensation plans, and life insurance and compensation program, then, unless the Company or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, the Company, or such consolidated, surviving or transferee entity, shall promptly pay to Executive all such costs and expenses.

The benefits provided under this Agreement, including without limitation the supplemental executive retirement plan provided under Section 6(b) and any severance pay provided under Section 8, shall comply with Internal Revenue Code section 409A and the regulations thereunder. The Executive and the Company recognize that Internal Revenue Service regulations for Code Section 409A have not been issued at the time this Agreement is entered into. To the extent that benefits provided under this Agreement would result in an inclusion in the Executive's gross income under Code Section 409A(a)(1)(A) or in interest or additional tax under Code Section 409A(a)(1)(B), or applicable regulations for Code Section 409A, Executive and Company shall agree to negotiate such modifications of this Agreement to amend such benefits to the extent necessary to prevent such inclusion, interest, or additional tax.

TERMINATION UPON EXPIRATION OF A TERM

The Company may choose not to renew and thereby terminate the Agreement at the end of the initial term or any extended term by providing written notice to Executive of its intention not to renew the Agreement at least 180 days prior to the end of any such term; provided, however, that in the event of non-renewal pursuant to this provision, the Executive will be paid the severance amounts and benefits set forth in Section 8(a) above.

Executive may choose not to renew and thereby terminate the Agreement at the end of the initial term or any extended term by providing written notice to the Company at least 180 days prior to the end of any such term; provided, however, that, in the event of non-renewal pursuant to this provision, Executive shall be entitled to receive only his Base Salary, a bonus payment determined in accordance with Section 8(a)(i)(1) and any other benefits and reimbursements up to the date of his termination and no further payments hereunder shall be required from the Company; provided, however, that Executive shall be entitled to receive his benefits, if any, under the pension plan, the supplemental plan and any other benefit plan in accordance with the terms of the respective plan documents.

In the event of termination of employment under this Section 8(f), Executive acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 7 above. Executive shall not be required to seek other employment or to take other actions to mitigate any damages suffered by the Company nor shall any compensation received by Executive from any other sources reduce any payments or benefits to which he is entitled under this Agreement.

ASSIGNMENT OF RIGHTS AND DUTIES

This Agreement and Executive's rights and obligations hereunder may not be assigned by Executive. The Company shall assign the rights and duties hereunder to any person, firm, corporation or other business entity that succeeds to substantially

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

all of the assets and operations of the Company. This Agreement shall not be terminated by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of Company's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

PRIOR EMPLOYMENT

Executive represents to the best of his knowledge that he is under no binding obligation that would prevent him from entering into this Agreement. Notwithstanding the foregoing, should Executive's prior employer nevertheless make any claims with respect to Executive's right to resign his prior employment or enter into this Agreement, the Company agrees to defend and indemnify Executive from any legal challenge or other lawsuit that may be brought against him arising out of such claims.

MODIFICATION AND WAIVER OF BREACH

No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing signed by the parties hereto. No failure to insist upon compliance with any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or constructed as a waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

In the event of any claimed breach of this Agreement, the party alleged to have committed such breach shall be entitled to written notice of such alleged breach and a period of fifteen (15) days to remedy such breach. Executive understands that a breach of any one or more of the covenants set forth in Section 7 above will result in irreparable and continuing damage to the Company for which there exists no adequate remedy at law, and in the event of any breach or threatened breach of Executive's obligations under Section 7, the Company may, instead of arbitrating its claim of breach of Section 7, file suit to enjoin Executive from the breach or the threatened breach of such covenants.

NOTICES

All notices and other communications required under this Agreement to be in writing shall be served personally on, or sent by relievable overnight courier to, the party to be charged with receipt thereof. Notices and other communications served by overnight courier shall be deemed given hereunder twenty-four (24) hours after deposit of such notice or communications with such reputable overnight courier which guarantees 24-hour delivery under the particular circumstances (such as holidays or weekends) duly addressed to the party to whom such notice or communication is to be given as follows:

IF TO THE COMPANY:

                        The Reynolds and Reynolds Company
                        One Reynolds Way
                        Kettering, Ohio  45430
                        Attention:  Vice President, Corporate Finance and Chief
                                    Financial Officer

IF TO EXECUTIVE AT HIS LAST ADDRESS SHOWN ON THE COMPANY'S RECORDS

Either Executive or the Company may change the address for purposes of this Section by giving to the other party a written notice of such change.

ARBITRATION

Except for the breach or threatened breach by Executive of the covenants set forth in Section 7 above, which may be enforced through litigation including injunctive relief at the option of the Company, any dispute or controversy arising out of or relating to this Agreement, including, but not limited to, whether Executive has been Discharged For Cause, shall be submitted to and settled by arbitration in Dayton, Ohio in accordance with the rules then-pertaining of the American Arbitration Association applicable to employment disputes to the extent that such rules are not inconsistent with this Section 13.

Any dispute submitted to arbitration hereunder shall be heard by a panel of three (3) arbitrators, one of whom shall be selected by the Company, another of whom shall be selected by Executive, and the third of whom shall be selected by the two arbitrators so appointed. The decision of a majority of this panel of arbitrators on the question submitted shall be final and conclusive upon the Company and upon Executive and his wife or widow, personal representatives, designated beneficiaries and heirs, and shall be enforceable in any court having competent jurisdiction thereof. The Company shall

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

bear the fees and expenses of the arbitrators and costs charged by the American Arbitration Association to administer the arbitration.

SEVERABILITY

In the event any provision of this Agreement is held invalid, then the remaining provisions of this Agreement shall not be affected thereby.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio.

COMPLETE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contemplated by this Agreement and supersedes all previous and all contemporaneous negotiations, commitments, writing, and understandings. This Agreement may be modified, changed or added to only by an agreement in writing executed by both parties.

LEGAL REVIEW AND DRAFTING

ATTORNEYS' FEES

Executive acknowledges that he has had the opportunity to have this Agreement reviewed by competent legal counsel. It is agreed this Agreement shall be constructed with the understanding that both parties were responsible for drafting it. Company will reimburse Executive for reasonable attorneys' fees incurred by Executive in connection with negotiating and preparing this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                            THE REYNOLDS AND REYNOLDS COMPANY

                                            By: /s/ PHILIP A. ODEEN
                                                -------------------------------
                                                    Phillip A. Odeen,
                                                    Chairman and Acting Chief
                                                    Executive Officer

                                            EXECUTIVE

                                                /s/ FINBARR J. O'NEILL
                                                -------------------------------
                                                    Finbarr J. O'Neill

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